Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
N E W S R E L E A S E	For additional information: Terry D. Peterson Vice President, Investor Relations & Chief Accounting Officer (651) 787-1068

December 5, 2006

Deluxe Amends Shareholder Rights Plan

St. Paul, Minnesota – Deluxe Corporation (NYSE: DLX) announced today that its board of directors has amended and restated the Company’s existing shareholder rights plan, which was set to expire by its terms on January 31, 2007. The amended plan will now expire on December 31, 2016. The board acted to protect the long-term interests of the Company’s shareholders and ensure they receive fair and equal treatment if the Company were to become subject to an unsolicited takeover attempt. The adoption of this amended plan was not in response to any current attempts to take over the Company.

In addition to extending the term of the plan, the board determined to amend the existing plan to increase the threshold percentage from 15 percent to 20 percent, and to add a “TIDE” provision, which mandates an independent director review of the plan at least once every three years.

Under the amended plan, each Deluxe shareholder holds one share purchase right for each share of Deluxe common stock held. The rights generally become exercisable only in the event that an acquiring party accumulates 20 percent or more of the Company’s outstanding common shares. If this were to occur, subject to certain exceptions, each right (except for the rights held by the acquiring party) would allow its holder to purchase Deluxe common stock with a value equal to twice the exercise price of the right of $100.00. The substantial dilutive effect of the rights on the acquiring party provides a strong incentive for the acquiring party to negotiate with the Company’s board of directors. The Company may redeem the rights for $0.01 per right, subject to adjustment, at any time prior to a person or group becoming a beneficial owner of 20 percent or more of the Company’s common stock.

Additional details regarding the rights plan will be contained in filings with the Securities and Exchange Commission.

About Deluxe

Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

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